Exhibit 99.1

IXYS Corporation Announces March Quarter and Year Results

MILPITAS, Calif. & BIEL, Switzerland--(BUSINESS WIRE)--May 27, 2009--IXYS Corporation (NASDAQ:IXYS), an international power semiconductor company, today reported net revenues of $58.2 million for the fourth fiscal quarter ended March 31, 2009, as compared with net revenues of $79.3 million for the same period in the prior fiscal year.

For the fiscal year ended March 31, 2009, IXYS reported net revenues of $273.6 million, as compared with net revenues of $304.5 million for the prior fiscal year.

“We are not immune to the present difficult economic cycle. However, the IXYS business model of diversified products, customers, markets and geographies has enabled us to endure this lengthy recession with a relatively low decline in annual revenues. We have also taken significant steps to reduce our expenses,” stated Dr. Nathan Zommer, Chairman and CEO of IXYS. “Taking advantage of the economic situation, we have continued our selective R&D investments in new technologies and new capabilities in order to position IXYS for better growth opportunities in new applications, relative to our competitors.”

Gross profit was $4.7 million, or 8.1% of net revenues, for the quarter ended March 31, 2009, as compared to gross profit of $24.0 million, or 30.3% of net revenues, for the same quarter in the prior fiscal year. The gross profit for the quarter ended March 31, 2009 included unusual excess inventory write-downs of $11.9 million, which were taken in response to the deterioration in the business environment, as well as inventory charges of $323,000 in the normal course of business. Excluding the $11.9 million unusual charge, gross profit for the quarter ended March 31, 2009 would have been $16.6 million, or 28.5% of net revenues. Gross profit for the fiscal year ended March 31, 2009 was $66.0 million, or 24.1% of net revenues, as compared to a gross profit of $87.1 million, or 28.6% of net revenues, for the prior fiscal year.

The results for the quarter ended March 31, 2009 included pre-tax adjustments reducing net income of $4.0 million (after tax of $3.6 million) for the impairment of goodwill and intangible assets and $11.9 million (after tax of $7.8 million) for inventory write-downs, and adjustments totaling $4.1 million related to taxes that also reduced net income. Adjustments in the quarter increasing net income included $2.2 million (after tax of $1.5 million) for funds received in reimbursement of litigation related expenses. All these items are unusually large adjustments that are not typically encountered under normal operations.

"We believe that a comparison of year to year non-GAAP results is a better indicator of our results from product driven revenues,” opined Dr. Zommer. Net loss for the quarter ended March 31, 2009 was $10.9 million, or $0.36 loss per diluted share. On a non-GAAP basis (excluding the unusual adjustments), net income for the quarter was $3.1 million, or $0.10 per diluted share. For the same quarter of the prior fiscal year, net income was $10.1 million, or $0.32 income per diluted share; on a non-GAAP basis (excluding unusual adjustments, which were litigation entries), net income was $5.5 million or $0.17 per diluted share.

Net loss for the fiscal year ended March 31, 2009 was $3.3 million, or $0.11 loss per diluted share; on a non-GAAP basis (excluding the unusual adjustments), the net income for the year was $15.8 million, or $0.49 per diluted share. This compares to net income of $23.3 million, or $0.71 per diluted share, for the fiscal year ending March 31, 2008; and on a non-GAAP basis (excluding the unusual litigation entries), the net income for the year was $15.1 million or $0.46 per diluted share.

“As a result of the reduction in revenues and lack of better visibility, we increased our excess inventory reserves by $11.9 million. We also examined the goodwill and intangible assets recorded in prior acquisitions and determined them to be impaired; therefore, they were written off. The writeoff of goodwill and intangibles was $4.0 million. Additionally, we have been reimbursed $2.2 million for litigation related expenses and have made tax related adjustments totaling $4.1 million. Except for these unusually large items, our net income for the quarter ended March 31, 2009 would have been $3.1 million, or $0.10 per diluted share,” stated Uzi Sasson, COO and CFO.

Regarding revenue projections, Mr. Sasson said, “With the changing economic conditions, we have found that our ability to project revenues has declined. Consequently, we are ceasing the practice of projecting revenues.”

About IXYS Corporation

Since its founding in Silicon Valley, IXYS Corporation has been developing power semiconductor technology-driven products to improve power conversion efficiency, generate clean energy, improve automation and provide advanced products for the transportation, medical and telecommunication industries. IXYS is a worldwide pioneer in the development of power MOSFETs, IGBTs, solid state relays, GaAs based RF FETs and amplifiers and high voltage integrated circuits that are key to reducing the world’s dependence on fossil fuels. IXYS has provided its array of products to the renewable energy market since 1996 - products that enabled high efficiency wind energy generation and high efficiency solar photovoltaic electricity generation.

Non-GAAP Financial Information

Included above and within the attached schedules are certain non-GAAP financial figures. Management believes non-GAAP net income and non-GAAP net income per share are useful measures of operating performance because they exclude the impact of the write-off for the impairment of goodwill and intangible assets, the impact of various adjustments to inventory, adjustments related to taxes and litigation related adjustments, all of which are unusually large adjustments that are not typically encountered under normal operations. However, these non-GAAP measures should be considered in addition to, not as a substitute for, or superior to net income and net income per share, or other financial measures prepared in accordance with GAAP.

Safe Harbor Statement

The foregoing press release contains forward-looking statements, including those related to our ability to position ourselves for better growth opportunities and visibility. Actual results may vary materially from those contained in the forward-looking statements, due to changes in customer delivery schedules, the cancellation of orders, the absence of future orders, an unanticipated decline in our business and disruptions in our production caused by our vendors, among other things. Further information on other factors that could affect IXYS is detailed and included in IXYS’ Form 10-Q for the fiscal quarter ended December 31, 2008, as filed with the Securities and Exchange Commission. IXYS undertakes no obligation to publicly release the results of any revisions to these forward-looking statements.

IXYS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31,	March 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$55,577	$57,234
Accounts receivable, net	37,251	50,270
Other receivables	671	2,282
Inventories, net	75,601	86,516
Prepaid expenses and other current assets	3,323	4,133
Deferred income taxes	12,797	7,578
Total current assets	185,220	208,013
Plant and equipment, net	52,912	58,033
Other assets	6,728	14,238
Deferred income taxes	7,972	13,546

Total assets	$252,832	$293,830

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of capitalized lease obligations	$3,739	$4,890
Current portion of notes payable to bank	1,455	1,286
Accounts payable	13,767	21,489
Accrued expenses and other current liabilities	15,342	17,956
Total current liabilities	34,303	45,621
Capitalized lease and other long term obligations, net of current portion	26,862	30,752
Pension liabilities	13,175	17,228
Total liabilities	74,340	93,601

Common stock	361	354
Additional paid-in capital	132,177	132,125
Retained earnings	43,984	50,494
Accumulated other comprehensive income	1,970	17,256
Stockholders' equity	178,492	200,229

Total liabilities and stockholders' equity	$252,832	$293,830

IXYS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	Mar. 31	Mar. 31	Mar. 31	Mar. 31
	2009	2008	2009	2008

Net revenues	$58,244	$79,254	$273,552	$304,456
Cost of goods sold	53,499	55,278	207,594	217,332
Gross profit	4,745	23,976	65,958	87,124
Operating expenses:
Research, development and engineering	4,373	5,575	19,931	21,124
Selling, general and administrative	8,912	10,633	39,613	42,093
Impairment charges	2,691	-	6,440	-
Litigation provision	-	(7,062)	-	(12,957)
Total operating expenses	15,976	9,146	65,984	50,260

Operating income (loss)	(11,231)	14,830	(26)	36,864
Other income (expense), net	2,335	(974)	3,590	(2,885)

Income (loss) before income tax provision	(8,896)	13,856	3,564	33,979
Provision for income tax	2,014	3,737	6,913	10,690

Net income (loss)	$(10,910)	$10,119	$(3,349)	$23,289

Net income (loss) per share - basic	$(0.36)	$0.33	$(0.11)	$0.73

Weighted average shares used in per share calculation - basic	30,633	31,083	31,087	31,906

Net income (loss) per share - diluted	$(0.36)	$0.32	$(0.11)	$0.71

Weighted average shares used in per share calculation - diluted	30,633	31,842	31,087	33,031

GAAP reconciliation to non-GAAP
(In thousands, except per share amounts)

	Quarter Ended		Twelve Months Ended
	31-Mar-09	31-Mar-08	31-Mar-09	31-Mar-08

Net (loss) income, as reported (GAAP)	$(10,910)	$10,119	$(3,349)	$23,289
Adjustment to GAAP net income (net of taxes)
Goodwill impairment charges	2,691	-	6,440	-
Additional excess inventory reserves	7,796	-	9,767	-
Accelerated amortization of intangibles	887	-	887	-
Reimbursement of litigation related expenses	(1,464)	-	(1,464)	-
Release of litigation reserves	-	(4,601)	-	(8,153)
Tax related adjustments to GAAP	4,142	-	3,482	-

Non-GAAP net income	$3,142	$5,518	$15,763	$15,136

Net (loss) income per share-basic, as reported (GAAP)	$(0.36)	$0.33	$(0.11)	$0.73
Adjustment to GAAP net income (net of taxes)
Goodwill impairment charges	0.09	-	0.21	-
Additional excess inventory reserves	0.25	-	0.32	-
Accelerated amortization of intangibles	0.03	-	0.03	-
Reimbursement of litigation related expenses	(0.05)	-	(0.05)	-
Release of litigation reserves	-	(0.15)	-	(0.26)
Tax related adjustments to GAAP	0.14	-	0.11	-

Net income per share-basic, (non-GAAP)	$0.10	$0.18	$0.51	$0.47

Net (loss) income per share-diluted, as reported (GAAP)	$(0.36)	$0.32	$(0.11)	$0.71
Adjustment to GAAP net income (net of taxes)
Goodwill impairment charges	0.09	(0.15)	0.20	-
Additional excess inventory reserves	0.26	-	0.31	-
Accelerated amortization of intangibles	0.03	-	0.03	-
Reimbursement of litigation related expenses	(0.05)	-	(0.05)	-
Release of litigation reserves	-	-	-	(0.25)
Tax related adjustments to GAAP	0.13	-	0.11	-

Net income per share-diluted, (non-GAAP)	$0.10	$0.17	$0.49	$0.46

Weighted average shares used in per share calculation
Basic	30,633	31,083	31,087	31,906
Dilutive weighted average share	624	759	905	1,125
Diluted	31,257	31,842	31,992	33,031

CONTACT:
IXYS Corporation
Uzi Sasson, 408-457-9000
COO & CFO